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                                                                    Exhibit 12.1

        Statement Re: Computation of Ratio of Earnings to Fixed Charges

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

                                                                                                             Three Months Ended
                                                               Years Ended December 31,                           March 31,
                                                -------------------------------------------------------  --------------------------

                                                                  Combined                  Pro Forma                   Pro Forma
                                                ----------------------------------------   Consolidated     Combined   Consolidated
                                                      1994          1995         1996          1996           1997         1997
                                                      ----          ----         ----          ----           ----         ----
Fixed charges:

   Interest expense on debt                          273,759       297,228     6,172,421     26,266,789     2,648,742     6,315,083
   Interest element of rent expense                   21,084        24,845       424,130        777,227       159,769       159,769
   Fixed charges of unconsolidated subsidiary            -         782,054     1,564,200            -             -             -
                                                ------------  ------------  ------------  -------------  ------------  ------------
                                                     294,843     1,104,127     8,160,751     27,044,016     2,808,511     6,474,852
                                                ============  ============  ============  =============  ============  ============

Earnings
   Consolidated net income                           136,997      (504,373)   (3,909,749)   (12,027,992)   (1,299,433)   (2,867,591)
   Extraordinary loss                                    -             -             -              -        (818,572)     (818,572)
   Provision for income taxes                       (113,248)      302,567     1,233,318      6,139,382       575,528     1,536,657
   Fixed charges                                     294,843     1,104,127     8,160,751     27,044,016     2,808,511     6,474,852
                                                ------------  ------------  ------------  -------------  ------------  ------------
                                                     545,088       297,187     3,017,684      8,876,642     1,752,122     2,889,176
                                                ============  ============  ============  =============  ============  ============

Ratio of Earnings to Fixed Charges                      1.85          0.27          0.37           0.33          0.62          0.45
                                                ============  ============  ============  =============  ============  ============

Coverage Deficiency                                    N/A         806,940     5,143,067     18,167,374     1,056,389     3,585,676
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